Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 29, 1996


To the Stockholders of ENTERGY CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Entergy Corporation (Corporation) will be held in the auditorium of the Reeves E. Ritchie Training Center at the Arkansas Nuclear One Steam Electric Generating Station, 1448 S.R. 333, Russellville, Arkansas, on Friday, May 17, 1996, at 10 a.m., Central Daylight Time, for the following purposes:

   (1) To elect a Board of Directors for the ensuing year;

   (2) To ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1996;

   (3) To consider and vote upon a stockholder proposal, if presented at the meeting, as more fully described in the following Proxy Statement; and

   (4) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Only stockholders of record as of the close of business on March 18, 1996 are entitled to notice of and to vote at the meeting. A badge for admission may be obtained at the registration desk at the meeting. Stockholders whose shares are held in "street name", i.e., in a brokerage account, must present a letter from their broker indicating ownership of the Corporation's Common Stock as of March 18, 1996.

Stockholders who will not attend the meeting in person and wish their stock voted are urged to fill in, sign, date, and return the accompanying proxy. A return envelope, on which United States postage has been prepaid, is enclosed for mailing proxies to the Corporation.




Michael G. Thompson
Secretary

                            PROXY STATEMENT

      The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held in the auditorium of the Reeves E. Ritchie Training Center at the Arkansas Nuclear One Steam Electric Generating Station, 1448 S.R. 333, Russellville, Arkansas, on Friday, May 17, 1996, at 10 a.m., Central Daylight Time, and at any adjournment of the meeting.

      The entire cost of the solicitation of proxies will be borne by the Corporation. Solicitations will be made primarily by mail, except that, if necessary to obtain reasonable representation of stockholders at the meeting, proxies will also be solicited by telephone or telefax by employees of the Corporation's service subsidiary, Entergy Services, Inc., at nominal cost. Additional solicitation of proxies will be made in the same manner under the special engagement and direction of Morrow & Co., Inc., at a cost to the Corporation of approximately $12,500, plus out-of-pocket expenses. The Corporation may reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy material to their principals.

     Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting or at any adjournment thereof. Where the stockholder specifies a choice by means of the ballot spaces provided on the proxy, the shares will be voted in accordance with the specifications so made. If no directions are given by the stockholder, the proxy will be voted in the manner specified on the proxy. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised. Proxies may be revoked by delivery to the Corporation of a written notice of revocation or of a later-dated proxy, or by voting in person at the meeting.

      This Proxy Statement and the form of proxy are first being sent or given to stockholders of the Corporation on or about March 29, 1996.

                     Voting Securities Outstanding

      Only stockholders of record as of the close of business on March 18, 1996 are entitled to notice of and to vote at the meeting. As of February 29, 1996, the Corporation had 227,770,617 outstanding shares of Common Stock. Each stockholder has one vote per share on all business conducted at the meeting upon which holders of common stock are entitled to vote. A majority of outstanding shares will constitute a quorum at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. "Withheld" votes, abstentions, and broker non-votes are counted for determining the presence or absence of a quorum for the transaction of business. "Withheld" votes and abstentions are counted as such in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The information provided below is based upon Schedule 13Gs filed with the Securities and Exchange Commission (SEC) reflecting beneficial ownership of 5 percent or more of the Corporation's outstanding Common Stock as of December 31, 1995.

Name and Address of                      Amount and Nature of      Percent
Beneficial Owner                         Beneficial Ownership     of Class

Barrow, Hanley, Mewhinney & Strauss, Inc.     12,848,850            5.65%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas  75204-2429

      The above-named beneficial owner has certified that the shares held by it were acquired in the ordinary course of business, that such acquisition was not for the purpose of and does not have the effect of changing or influencing the control of the Corporation, and that such shares were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                         Election of Directors

     At the meeting, 16 directors of the Corporation are to be elected to serve for the ensuing year. Except where authority to vote for one or more nominee(s) is withheld, Edwin Lupberger, John A. Cooper, Jr., Kaneaster Hodges, Jr., and Robert D. Pugh, the persons named as proxies in the enclosed proxy, will vote all shares represented by an executed proxy equally for the election of the nominees listed below. The Corporation is not aware of any reason why any of the nominees would be unavailable to stand for election or to serve if elected. In case any nominee should become unavailable for election as a director, the proxies will also have discretionary authority to vote for a substitute.

 Nominees, Principal Occupation During Last 5 Years, Directorships (1)

      Certain information regarding each nominee for director is given below. This information has been furnished to the Corporation by the respective nominees.

          W.  FRANK BLOUNT              Age 57     Director Since 1987
          Sydney, Australia

          Chief Executive Officer of Telstra Communications Corporation (Australian telecommunications company) since 1992. Group President, Communications Products, AT&T Company, 1989 to 1992. Director of Entergy Enterprises, Inc., First Union National Bank, Atlanta, Georgia, New Jersey Symphony Orchestra, and LXE Incorporated. Chairman of National Advisory Group for the National Technical Institute of the Deaf; Vice Chairman of the National Advisory Board of Georgia Institute of Technology; Executive Vice President of the A. G. Bell Association for the Deaf; member of Board of Trustees of the Rochester Institute of Technology; and member of the Business Council of Australia.




          JOHN A. COOPER, JR.      Age 57          Director Since 1985
          Bella Vista, Arkansas

          Chairman of the Board of Cooper Communities, Inc. (recreational and retirement community development) and of COFAM, Inc. Director of Wal-Mart Stores, Inc., Bentonville, Arkansas, and J. B. Hunt Transport Services, Inc., Lowell, Arkansas. Honorary Director of First National Bank of Sharp County (Arkansas).




          LUCIE J. FJELDSTAD       Age 52          Director Since 1992
          Portland, Oregon

          President - Video and Networking Division of Tektronix, Inc. (electronic instrumentation and printer manufacturer), January 1995 to date. Vice President and General Manager, Multimedia, IBM Corporation (computer company) 1992 to 1993; President, Multimedia and Education Division of IBM Corporation, 1990 to 1992. Director of Entergy Enterprises, Inc., KeyCorp, PPG Industries, Inc., Recognition International, Inc., and Bolt, Beranek & Newman, Inc. Chairman of the Board of Regents for Santa Clara University and member of Board of Trustees for UCLA.




          DR. NORMAN C. FRANCIS         Age 65     Director Since 1994
          New Orleans, Louisiana

          President of Xavier University of Louisiana, New Orleans, Louisiana. Director of The Equitable Life Assurance Society of the United States, First National Bank of Commerce, New Orleans, Louisiana, The Foundation for the Mid-South, and
          the Advisory Board of The Times Picayune Publishing Co. Chairman of the Board of Liberty Bank and Trust Company, New Orleans, Louisiana. Member of the Board of the Carnegie Foundation for the Advancement of Teaching; Chairman of the Board for the Southern Education Foundation, Atlanta, Georgia; Fellow, The American Academy of Arts and Sciences, Cambridge, Massachusetts; Member of the Board of Brandeis University, Waltham, Massachusetts; Member of the Board of the National Foundation for Improvement in Education; and Former Chairman of the Board of Trustees, Educational Testing Service, Princeton, New Jersey.




          KANEASTER HODGES, JR.         Age 57     Director Since 1984
          Newport, Arkansas

          Attorney-at-Law, Sole Practitioner, Newport, Arkansas. Director of Worthen Banking Corporation, Little Rock, Arkansas, Newport Federal Savings and Loan Association, Newport, Arkansas, and Jackson-Griffin Insurance Company. Director of the University of Arkansas-Fayetteville Law School Board of Visitors and President of the Newport
          Campus: ASU/Beebe Charitable Foundation, Inc. Former United States Senator (Arkansas) 1977-1979. Former Chairman of the Board of Trustees of the University of Arkansas.



          ROBERT  v.d. LUFT             Age 60      Director Since 1992
          Geneva, Switzerland

          Senior Vice President - DuPont and President - DuPont Europe (industrial products, fibers, petroleum, chemicals and specialty products businesses), 1993 to date (will retire from DuPont effective March 31, 1996); Senior Vice President -DuPont Chemicals, 1990 to 1993. Director of Entergy Enterprises, Inc., Chemical Manufacturers Association, and Delaware Trust Company. Member of Board of Visitors, School of Engineering, University of Pittsburgh.




          EDWIN LUPBERGER              Age 59       Director Since 1985
          New Orleans, Louisiana

          Chairman of the Board and Chief Executive Officer of the Corporation, 1985 to date. President of the Corporation from 1995 to present. Chairman of the Board and Chief Executive Officer of Arkansas Power & Light Company, Louisiana Power & Light Company, Mississippi Power & Light Company, and New Orleans Public Service Inc., 1993 to date. Chairman of the Board and Chief Executive Officer of Gulf States Utilities Company since 1994. Chairman of the Board of System Energy Resources, Inc., 1986 to date. Chairman of the Board of Entergy Operations, Inc., 1990 to date. Chairman of the Board of Entergy Services, Inc., 1985 to date, President, 1994 to date, and Chief Executive Officer, 1991 to date. Chairman of the Board of Entergy Enterprises, Inc., 1986 to date, President, 1994 to date, and Chief Executive Officer, 1991-1994. Chief Executive Officer of Entergy Power, Inc., Entergy Power Development Corporation, and Entergy-Richmond Power Corporation, 1993 to date. Chief Executive Officer of Entergy Pakistan, Ltd. and Entergy Power Asia, Ltd., 1994 to date. Chairman of the Board of Entergy Power, Inc., 1990 to 1993. Director of First Commerce Corporation, First National Bank of Commerce, and International Shipholding Corporation, New Orleans, Louisiana, and Pennington Biomedical Research Foundation. Member of Board of Trustees of Millsaps College and of Board of Administrators of Tulane University. Chairman of the Foundation for the Mid-South and Chairman of the U. S. Chamber of Commerce.




          ADM. KINNAIRD R. MCKEE        Age 66     Director Since 1990
          USN (Ret.)
          Oxford, Maryland

          Director of PECO Energy Company (formerly Philadelphia Electric Company). Former Superintendent of the United States Naval Academy. Former Commander of the United States Third Fleet. Former Director of Navy Nuclear Propulsion.




          DR. PAUL W. MURRILL      Age 61          Director Since 1993
          Baton Rouge, Louisiana

          Chairman of the Board and Director of Piccadilly Cafeterias, Inc. (restaurants), Baton Rouge, Louisiana. Director of
          First Mississippi Corporation, Jackson, Mississippi; Tidewater, Inc., New Orleans, Louisiana; Zygo Corporation, Middlefield, Connecticut; and Howell Corporation, Houston, Texas. Chairman of Trustees, Burden Foundation; member of Advisory Board, Oak Ridge National Laboratories; and Consulting Editor, Instrument Society of America. Retired Chairman of the Board and Chief Executive Officer of Gulf States Utilities Company.




          JAMES  R. NICHOLS           Age 57       Director Since 1986
          Boston, Massachusetts

          Partner, Nichols & Pratt (family trustees), Attorney and Chartered Financial Analyst. Director of United Business Services, Inc. Life Trustee of the Boston Museum of Science.




          EUGENE  H.  OWEN           Age 66        Director Since 1993
          Baton Rouge, Louisiana

          Chairman and Chief Executive Officer of Owen and White, Inc. (engineering consulting firm) and Chairman and President of Utility Holdings, Inc. (holding company for Baton Rouge Water Company, Parish Water Company, Inc., and Louisiana Water Company), Baton Rouge, Louisiana. Director of Premier Bancorp, Inc. and its wholly-owned subsidiary, Premier Bank, Baton Rouge, Louisiana; President of Parish Water Company Inc.; President of Baton Rouge Water Company and Louisiana Water Company, Baton Rouge, Louisiana. Director of Entergy Enterprises, Inc. Member, Board of Directors, Our Lady of the Lake Regional Medical Center; member of Board of Directors, Baton Rouge Area Foundation.




          JOHN N. PALMER, SR.      Age 61          Director Since 1992
          Jackson, Mississippi

          Chairman of the Board and Chief Executive Officer of Mobile Telecommunication Technologies Corp. (telecommunications company). Director of Entergy Enterprises, Inc. and Deposit Guaranty National Bank, Jackson, Mississippi. Director and former President of the University of Mississippi Foundation, and former President of Cellular Telecommunications Industry Association. Member of the President's Export Council advising the Secretary of Commerce; formerly an advisor to the Office of the U. S. Trade Representative. Director of the Foundation for the Mid-South, Jackson, Mississippi. Member of the Board of Trustees, Millsaps College. National Trustee, National Symphony Orchestra, Washington, D.C.




          ROBERT D. PUGH           Age 67          Director Since 1977
          Portland, Arkansas

          Chairman of the Board of Portland Gin & Warehouse, Inc. (agricultural and agri-business), Portland Bank (banking), and Portland Bankshares, Inc. (banking), Portland, Arkansas. Director of Entergy Enterprises, Inc., Boatmen's National Bank of Pine Bluff, Pine Bluff, Arkansas. Director of Winrock International; former Chairman of the Board of Trustees of the University of Arkansas; former President of Cotton Council International, and Board of Trustees of Chatham Hall School, Chatham, Virginia.




          H. DUKE SHACKELFORD      Age 69          Director Since 1981
          Bonita, Louisiana

          Planter. President and Director of Shackelford Co., Inc., Bonita Gin, Inc. and Louisiana Cotton Warehouse Co. Inc.; President of Shackelford Gin, Inc., 1976-1991 (all agricultural and agri-businesses). Director of Hibernia
          Corporation and Hibernia National Bank, New Orleans, Louisiana; Yazoo Valley Minter City Oil Mill, Inc.; and Council for a Better Louisiana. Trustee of Public Affairs Research Council of Louisiana. Member of Committee of 100 for Economic Development Incorporated. Former President of National Cotton Ginners Association and Louisiana Cotton Producers Association.




          WM. CLIFFORD SMITH       Age 60          Director Since 1983
          Houma, Louisiana

          President of T. Baker Smith & Son, Inc. (consultants-civil engineer and land survey). Director of American Bancshares of Houma, Inc. (banking). Director of American Bank & Trust Company of Houma, Houma, Louisiana.




          BISMARK A. STEINHAGEN        Age 61      Directo  Since 1993
          Beaumont, Texas

          Chairman and Director of Steinhagen Oil Company, Inc. (oil and gasoline distributor), Beaumont, Texas.



_______________
(1) The Corporation and its various direct and indirect subsidiaries comprise the Entergy System (System). The principal operating subsidiaries of the Corporation, of which the Corporation owns all of the common stock, are Arkansas Power & Light Company (AP&L), Gulf States Utilities Company (GSU), Louisiana Power & Light Company
(LP&L),  Mississippi  Power & Light Company (MP&L),  and  New  Orleans
Public Service Inc. (NOPSI). The Corporation also owns all of the capital stock of Entergy Services, Inc., a service company subsidiary, System Energy, a nuclear generating company subsidiary, and Entergy Operations, Inc., a nuclear management service company subsidiary. The Corporation also owns all of the capital stock of Entergy Power, Inc., a subsidiary that owns and markets capacity and energy external to the System, and Entergy Enterprises, Inc., a non-utility company subsidiary. In addition, the Corporation has various other subsidiaries that participate in the energy management services business and in utility projects outside of the System's retail service territory, both domestically and internationally, including Entergy Power Development Corporation and CitiPower, Ltd.

      On September 14, 1979, Final Judgments of Permanent Injunction were issued against Dr. Norman C. Francis (Francis) and another former member of the Starr Broadcasting Group, Inc. (SBG). Francis has
served as a director of Entergy Corporation since 1994. The Final Judgments were issued pursuant to a civil injunctive action filed by the SEC on February 7, 1979. Francis was one of the several defendants named in this civil action. Francis served as a director of SBG during a time period when, according to the SEC's claim, SBG did not comply with applicable rules of the federal securities laws when filing reports with the SEC. The SEC alleged that as a director of SBG, Francis had the responsibility to insure such compliance. Therefore, the Final Judgment of Permanent Injunction ordered Francis, while serving as an officer or director of any publicly held reporting company (which would include Entergy Corporation), to insure that such companies file reports with the SEC that comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act).

                         Certain Transactions

      Other  than  as  provided under applicable corporate  laws,  the
Corporation does not have policies whereby transactions involving executive officers and directors and the Corporation are approved by a majority of disinterested directors. However, pursuant to the Corporation's Code of Conduct, transactions involving the Corporation and its executive officers must have prior approval by the next higher reporting level of that individual, and transactions involving the Corporation and its directors must be reported to the secretary of the Corporation.

               Share Ownership of Directors and Officers

      The directors, nominees for directors, the executive officers named in the Summary Compensation Table below, and all directors, nominees for directors, and executive officers of the Corporation as a group beneficially owned directly or indirectly the following Common
Stock of the Corporation and cumulative preferred stock of a System company:


                                                   As of December 31, 1995
                                               Entergy Corporation Common Stock


                         Amount and Nature                                          Amount and Nature
                           of Beneficial                                              of Beneficial
                           Ownership (a)                                              Ownership (a)
                 ---------------------------------                              -------------------------
                          Sole Voting     Other                                  Sole Voting     Other
                              and       Beneficial                                   and       Beneficial
                          Investment    Ownership                                Investment    Ownership
          Name             Power (b)   (c)(d)(e)(f)               Name            Power (b)   (c)(d)(e)(f)
       ---------          ----------   ------------             --------         ----------   -----------
W. Frank Blount *              3,734         -           James R. Nichols *         4,179             -
John A. Cooper, Jr. *(g)       6,334         -           Eugene H. Owen *(g)        2,392             -
Lucie J. Fjeldstad *           2,684         -           John N. Palmer, Sr. *     15,000             -
Dr. Norman C. Francis *        1,000         -           Robert D. Pugh *           6,000        10,000(h)
Donald C. Hintz **            40,451    50,151           H. Duke Shackelford *      8,750         3,950(h)
Kaneaster Hodges, Jr. *        3,517         -           Wm. Clifford Smith *       4,670             -
Jerry D. Jackson **           40,290    48,148           Bismark A. Steinhagen *    7,037             -
Robert v.d. Luft *             2,984         -
Edwin Lupberger ***           83,552   111,381(h)(i)
Jerry L. Maulden **           77,924    61,816
Gerald D. McInvale **         37,005    39,920
Adm. Kinnaird R. McKee *       2,167         -
Dr. Paul Murrill *             2,754         -           All directors,
                                                         nominees and executive   371,483       371,631
                                                         officers

  * Director of the Corporation or Nominee
 ** Officer of the Corporation
*** Officer and Director of the Corporation

(a) Based on information furnished by the respective individuals. The ownership amounts shown for each individual and for all directors, nominees, and executive officers as a group do not exceed one percent of the outstanding securities of any class of security so owned.

(b) Includes all shares as to which the individual has the sole voting power and powers of disposition, or power to direct the voting and disposition.

(c) Includes, for the named persons, shares of Common Stock of the Corporation held in the Employee Stock Ownership Plan of the
  Corporation as follows: Mr. Hintz, 810 shares; Mr. Jackson, 810 shares; Mr. Lupberger, 886 shares; Mr. Maulden, 856 shares; and Mr. McInvale, 118 shares.

(d) Includes, for the named persons, shares of Common Stock of the Corporation held in the System Savings Plan Company Account as follows: Mr. Hintz, 1,412 shares; Mr. Jackson, 2,427 shares; Mr. Lupberger, 6,771 shares; Mr. Maulden, 10,460 shares; and Mr. McInvale 802 shares.

(e) Includes, for the named persons, unvested restricted shares of the Corporation's Common Stock held in the Equity Ownership Plan as follows: Mr. Hintz, 5,429 shares; Mr. Jackson, 5,500 shares; Mr. Lupberger, 10,900 shares; Mr. Maulden, 5,500 shares; and Mr. McInvale, 4,000 shares.

(f) Includes, for the named persons, shares of the Corporation's Common Stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows: Mr. Hintz, 42,500 shares; Mr. Jackson, 39,411 shares; Mr. Lupberger, 88,824 shares; Mr. Maulden, 45,000 shares ; and Mr. McInvale, 35,000 shares.

(g) Mr. Cooper has sole voting and investment power over 6,000 shares of AP&L's $0.01 Par Value ($25 liquidation value) Preferred Stock owned by John A. Cooper Trust. Mr. Cooper disclaims any personal interest in these shares. Mr. Owen is co-trustee of 3,500 shares of AP&L's $0.01 Par Value ($25 liquidation value) Preferred Stock which are held by the trustees of the Baton Rouge Water Company and Louisiana Water Company Retirement Plan.

(h) Includes, for the named persons, shares of the Corporation's Common Stock held by their spouses. The named persons disclaim any personal interest in these shares as follows: Mr. Lupberger 2,500 shares; Mr. Pugh, 10,000 shares; and Mr. Shackelford, 3,950 shares.

(i) Includes 1,500 shares of Entergy Corporation Common Stock held jointly between Edwin Lupberger and Ms. E. H. Lupberger.

           Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act and Section 17(a) of the Public Utility Holding Company Act of 1935, as amended, require the Corporation's officers, directors and persons who own more than 10% of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership concerning the securities of the Corporation and its subsidiaries with the SEC and to furnish the Corporation with copies of all Section 16(a) and 17(a) forms they file. Terry L. Ogletree, an officer of Entergy Enterprises, Inc., filed a Form 3 in March of 1995 which inadvertently failed to report ownership of 5,000 restricted shares of the Corporation's stock. This has now been correctly reported.

           Meetings and Committees of the Board of Directors

      The Board of Directors of the Corporation has six standing committees.

      Audit Committee. The members of this committee are Mrs. Fjeldstad (Chairperson), Messrs. Nichols and Shackelford, and Dr.
Francis. The function of the Audit Committee is to discuss with the independent accountants of the Corporation the accountants' general findings as to accounts, records, and systems of internal control of the Corporation and its subsidiaries and to consult with the accountants on any matter which the Committee may deem relevant to the audit or which the accountants may desire to bring to the attention of the Audit Committee. The Committee reports to the Board of Directors the results of these discussions and makes recommendations. This Committee held four meetings in 1995.

      Executive Committee. The members of this committee are Messrs. Lupberger (Chairman), Blount, Cooper, and Palmer, and Dr. Murrill. The Executive Committee, during the intervals between the meetings of the Board of Directors, may, except as expressly limited by state law, exercise all powers of the Board of Directors in the management and direction of the business affairs of the Corporation. The Committee is required to report all of its actions to the Board of Directors which may revise the same. This Committee held two meetings in 1995.

      Finance Committee. The members of this committee are Messrs. Cooper (Chairman), Luft, Nichols, and Steinhagen and Adm. McKee. The function of the Finance Committee is to review the Corporation's financial and budgetary policies and cash flow projections, to make policy recommendations to the Board of Directors with respect to the sale of securities, and to review the Corporation's policies on banking and other financial relations. This Committee held five meetings in 1995.

      Personnel Committee. The members of this committee are named below under "Personnel Committee Interlocks and Insider Participation." The function of the Personnel Committee is to review major employee relations matters, employment practices and forms of compensation, including employee benefit plans. The Committee reviews the performance of the Corporation's officers and makes compensation recommendations to the Board of Directors. The Committee establishes compensation policies with respect to members of the Board of Directors. This Committee held six meetings in 1995.

      Nuclear Committee. The members of this committee are Adm. McKee (Chairman), Messrs. Hodges, Pugh, and Smith, and Dr. Murrill. The function of the Nuclear Committee is to provide non-management oversight and review of Arkansas Nuclear One, Grand Gulf, River Bend, and Waterford 3 Steam Electric Generating Stations, focusing on matters such as safety, operating performance, costs of operations, staffing, and training. The Committee interfaces on a regular basis with the System's senior nuclear management in order to maintain an awareness of current internal and external nuclear related issues affecting the System's nuclear facilities. The Committee reports to the Board of Directors with respect to major organizational and operational aspects of the System's nuclear facilities directed toward maintaining or improving safe, cost effective, and efficient operations. This Committee held three meetings in 1995.

      Public Affairs Committee. The members of this committee are Messrs. Palmer (Chairman), Hodges, Shackelford, Smith, and Steinhagen, and Dr. Francis. The function of the Public Affairs Committee is to provide advice and counsel to management with respect to governmental, regulatory, and public relations matters. The Committee makes recommendations to the Board of Directors with respect to the Corporation's position on public policy issues and to the System's commitment to equal opportunity in all corporate relationships. This Committee held five meetings in 1995.

     In 1995, there were nine meetings of the Board of Directors. All directors, except Mrs. Fjeldstad, attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they serve that were held during the periods in which such persons were directors in 1995. Mrs. Fjeldstad attended 73% of such meetings.

                       Compensation of Directors

      Directors of the Corporation who are not employees of a System company are paid an attendance fee of $1,000 for attendance at meetings of the Board of Directors, $1,000 for attendance at meetings of committees of the Board (except for the committee chairmen who are paid $1,500), $2,000 for attending committee meetings of the Board of Directors when scheduled during a time or at a location not in association with a scheduled Board of Directors meeting (except for committee chairmen who are paid $2,500), and $1,000 for participation on behalf of the Corporation in any inspection trip or conference not held on the same day as a Board or committee meeting. All nonemployee directors are also compensated on a quarterly basis in the form of fixed awards of the Corporation's Common Stock pursuant to the Stock Plan for Outside Directors (Directors Plan) and cash based on 1/2 the value of the stock awarded pursuant to the Directors Plan. This level of directors' compensation is set to enable the Corporation to attract and retain persons of outstanding competence to serve on the Board of Directors. Directors are paid a portion of their compensation in the form of the Corporation's Common Stock in order to assure that directors will have a personal interest in the performance of the stock of the Corporation. Nonemployee directors of the Corporation are awarded 150 shares of the Corporation's Common Stock quarterly, consisting of authorized but unissued shares, treasury shares, or shares acquired on the open market.

      Retired nonemployee directors of the Corporation with a minimum of five years of service on the Board of Directors of the Corporation are paid 100% of their annual retainer at retirement for a term corresponding to the number of years of service or until death, whichever occurs first. Retired nonemployee directors with over ten years of service receive a lifetime benefit. However, nonemployee directors who were also formerly directors of GSU, i.e., Messrs. Owen and Steinhagen and Dr. Murrill, pursuant to the terms of the agreement consolidating Entergy Corporation (a Florida corporation) and GSU, may choose either the director retirement benefits offered by the Corporation or the director retirement benefits formerly offered to directors of GSU. Under the GSU retirement plan for directors, the retirement benefit will be 30 percent of the retainer fee for service of not less than five nor more than nine years, 40 percent for service of not less than ten nor more than fourteen years, and 50 percent for fifteen or more years of service. For those directors who retire prior to the retirement age, the benefits will be reduced. The plan also provides disability retirement benefits if the director has served at least five years prior to the disability.

       On certain occasions the Corporation provides personal transportation services for the benefit of nonemployee directors. During 1995, the value of such transportation services provided by the Corporation was approximately $49,000.

       Report of Personnel Committee on Executive Compensation

      The Personnel Committee of the Board of Directors of the Corporation is responsible for, among other things, reviewing and recommending to the Board of Directors the adoption, or amendment, of the various compensation, incentive, and benefit plans as well as programs maintained for officers and other key employees of the Corporation. The Committee takes an active role in executive compensation by recommending to the Board of Directors executive compensation levels.

      The Corporation has established its executive compensation programs to provide competitive rewards intended to attract, retain, and motivate key employees critical to the success of the System. The Corporation has historically used similarly-sized electric utility companies as the peer group for assessing the competitiveness of its compensation programs. The seventeen electric utility companies in this compensation comparison group are selected based on revenue size. With the growth of the System to one of the largest in the industry, the Committee also uses a selected group of similar-sized telecommunications companies as an additional peer group for assessing the competitiveness of the executive compensation programs.

     These peer groups are utilized for all components of compensation including base, annual incentives, and long-term incentives. The executive total compensation package is targeted at the median of total compensation within the peer group, with incentive plans designed to enable executive compensation to exceed the peer group
median  based  on  Board-approved  performance  targets.   The   total
executive compensation package consists of the following four major components.

Base Salary

      Base salary is set through a comparison with companies in the compensation peer groups. In 1995, the Board of Directors did not increase Mr. Lupberger's salary.

Benefits and Perquisites

       Employee benefits are provided such as pension, medical insurance, life insurance, and long-term disability insurance, which provide for income continuation and protection against dissipation of income for unexpected reasons, and special executive remuneration including perquisites.

Annual Incentive Compensation

      Annual incentive compensation is based on the attainment of key strategic goals and objectives including net cash flow, controlling operation and maintenance costs, electric generation, employee satisfaction, and customer service measures. These measures have varying weights and are specifically tailored to each executive's responsibilities.

Long-Term Incentive Compensation

      Long-term incentive compensation opportunities are tied to long-term shareholder value. Option grants and performance restrictions lapsed on stock are typically considered on an annual cycle, in January of each year, based on the Corporation's prior year performance as reviewed by the Committee, including specific threshold performance measures. These performance measures are consistent with those used in the other incentive plans.

      The mix of the compensation components is designed to reward the achievement of strategic goals and objectives which lead to the protection and increase of shareholder value. Equity ownership is offered to key executives to encourage the purchase of common stock and to increase their interest in total return to shareholders. As other forms of equity ownership, restricted stock and stock options may be offered to key executives as approved by the Board.

      Mr.  Edwin  Lupberger, Chairman, President and  Chief  Executive
Officer   of   the  Corporation,  participated  in  each  compensation
component in the following distribution in 1995:

       Base Salary                             33%
       Benefits and Perquisites                 3%
       Annual Incentive Compensation           27%
       Long-Term Incentive Compensation        37%

      Mr. Lupberger's 1995 long-term compensation included restricted stock earned over a two year performance period of 1994-1995. In 1995, Mr. Lupberger's incentive plan performance scales included financial measures and customer service measures, with proportionately more weight given to the financial measures. In the aggregate, Mr. Lupberger's incentive plan performance results exceeded the target level of performance for 1995. This resulted in Mr. Lupberger's total compensation exceeding the target compensation level compared to the compensation peer group companies.

Members of the Personnel Committee:
Eugene H. Owen, Chairman
W. Frank Blount
John A. Cooper, Jr.
Dr. Paul W. Murrill


       Personnel Committee Interlocks and Insider Participation

      Messrs. Owen (Chairman), Blount, and Cooper, and Dr. Murrill served during 1995 as members of the Personnel Committee of the Board of Directors of the Corporation. None of these persons during 1995, or prior to 1995, was an officer or employee of the Corporation or any of its subsidiaries.


                         Corporate Performance

      The following graph compares the performance of the Common Stock of the Corporation to the S&P 500 Index and the S&P Electric Utilities Index (each of which includes the Corporation) for the last five years.

                    Years Ended December 31

                1990   1991    1992   1993   1994   1995
                ----   ----    ----   ----   ----   ----
Entergy         $100   $139    $162   $185   $121   $174
S&P 500 (1)     $100   $130    $140   $154   $156   $215
S&P EUI (1)     $100   $130    $137   $157   $136   $179


Assumes $100 invested on December 31, 1990 in Entergy Corporation
Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(1) Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's
Corporation.

                        Executive Compensation


Summary Compensation Table

     The following table includes the Chief Executive Officer, as well as each of the four other most highly compensated executive officers of the Corporation based on total annual base salary and bonuses (including bonuses of an extraordinary and nonrecurring nature) from all System sources awarded to, earned by, or paid to each officer during 1995.

                                                                                      Long-Term Compensation
                                                                             --------------------------------------
                                                Annual Compensation                  Awards                 Payouts
                                           --------------------------------  --------------------------     -------
                                                                     Other    Restricted     Securities       (b)          (c)
                                                          (a)       Annual       Stock       Underlying       LTIP      All Other
  Name and Principal Position      Year      Salary      Bonus    Compensation  Awards         Options      Payouts    Compensation
  ----------------------------     ----      ------     ------    -----------   ------        ---------     -------    ------------
Edwin Lupberger                     1995     $700,000   $568,400     $28,624      (d)         60,000 shares  $781,337      $33,142
Chairman of the Board,              1994      681,539    218,789      39,961      (d)         10,000          139,525       29,457
President, and Chief                1993      542,077    437,610      20,327      (d)         13,438          248,313       32,957
Executive Officer

Donald C. Hintz                     1995    $325,000    $265,049     $13,394      (d)         30,000 shares  $409,414      $23,569
Executive Vice President and        1994     320,769     142,749      52,389      (d)          5,000           48,379       23,056
Chief Nuclear Officer               1993     265,386     166,560      48,548      (d)          5,000           85,774       24,462

Jerry D. Jackson                    1995    $325,000    $256,838     $43,054      (d)         30,000 shares  $422,438      $24,794
Executive Vice President -          1994     323,711     106,155      29,598      (d)          5,000           56,550       23,370
Marketing and External Affairs      1993     288,559     217,287      36,166      (d)          6,719          100,250       25,961

Jerry L. Maulden                    1995    $435,000    $353,220     $26,248      (d)         30,000 shares  $422,438      $28,504
Vice Chairman                       1994     426,134     135,962      63,994      (d)          5,000           56,550       25,690
                                    1993     385,000     286,985      84,655      (d)          5,000          100,250       25,639

Gerald D. McInvale                  1995    $255,481    $186,739     $12,525      (d)         27,500 shares  $294,282      $21,263
Executive Vice President and        1994     244,165      66,227      14,146      (d)          2,500           28,275       19,581
Chief Financial Officer             1993     221,696     141,811      48,805      (d)          2,500           50,125       22,667

(a)Includes bonuses earned pursuant to the Annual Incentive Plan.

(b)Amounts include the value of restricted shares that vested in 1995, 1994, and 1993 (see note (d) below) under the Equity Ownership Plan.

(c)Includes the following:
  (1)1995 Executive Medical Plan premiums as follows: Mr. Hintz $3,019; Mr. Jackson $3,019; Mr. Lupberger $3,019; Mr. Maulden $3,019; and Mr. McInvale $3,019.
  (2)1995   employer   contributions  to  the   Defined   Contribution
     Restoration Plan as follows: Mr. Hintz $5,250; Mr. Jackson $5,250; Mr. Lupberger $16,500; Mr. Maulden $8,550; and Mr. McInvale $3,164.
  (3)There were no company contributions to the Employee Stock Ownership Plan for 1995. Any plan growth was attributable to reinvested dividends and other plan income.
  (4)1995 employer contributions to the System Savings Plan as follows: Mr. Hintz $4,500; Mr. Jackson $4,500; Mr. Lupberger $4,500; Mr. Maulden $4,500; and Mr. McInvale $4,500.
  (5)1995 reimbursements under the Executive Financial Counseling Program as follows: Mr. Jackson $1,225; Mr. Lupberger $3,100; Mr. Maulden $2,715; and Mr. McInvale $680.
  (6)1995 payments for personal use under the Private Ownership Vehicle Plan as follows: Mr. Hintz $10,800; Mr. Jackson $10,800; Mr. Lupberger $6,023; Mr. Maulden $9,720; and Mr. McInvale $9,900.

(d)There were no restricted stock awards in 1995 under the Equity Ownership Plan. At December 31, 1995, the number and value of the aggregate restricted stock holdings were as follows: Mr. Hintz:
  5,429  shares,  $158,798; Mr. Jackson: 5,500 shares,  $160,875;  Mr.
  Lupberger: 10,900 shares, $318,825; Mr. Maulden: 5,500 shares, $160,875; and Mr. McInvale: 4,000 shares, $117,000. Accumulated dividends are paid on restricted stock when vested. The value of stock for which restrictions were lifted in 1995, and the applicable portion of accumulated cash dividends, are reported in the LTIP Payouts column in the table. The value of restricted stock awards, at December 31, 1995, is determined by multiplying the total number of shares awarded by the closing market price of the Corporation's Common Stock on the New York Stock Exchange Composite Transactions on December 29, 1995 ($29.25 per share).

Option Grants in 1995

      The following table summarizes option grants during 1995 to the executive officers named in the Summary Compensation Table above.

                                Individual Grants                     Potential Realizable
                      ------------------------------------------             Value
                                    % of Total                         at Assumed Annual
                       Number of     Options                             Rates of Stock
                       Securities  Granted to    Exercise              Price Appreciation
                       Underlying   Employees     Price                 for Option Term(c)
                        Options        in         (per     Expiration  ------------------
         Name           Granted       1995       share)       Date        5%       10%
      ---------        ---------     -------    ---------  ---------    ------   ------
 Edwin Lupberger        10,000 (a)     3.2%    $23.375(a)   01/26/05  $147,004   $372,537
                        50,000 (b)    15.9%     20.875(b)   03/31/05   656,409  1,663,469
 Donald C. Hintz         5,000 (a)     1.6%     23.375(a)   01/26/05    73,502    186,269
                        25,000 (b)     7.9%     20.875(b)   03/31/05   328,204    831,734
 Jerry D. Jackson        5,000 (a)     1.6%     23.375(a)   01/26/05         0          0
                        25,000 (b)     7.9%     20.875(b)   03/31/05   328,204    831,734
 Jerry L. Maulden        5,000 (a)     1.6%     23.375(a)   01/26/05    73,502    186,269
                        25,000 (b)     7.9%     20.875(b)   03/31/05   328,204    831,734
 Gerald D. McInvale      2,500 (a)     0.8%     23.375(a)   01/26/05    36,751     93,134
                        25,000 (b)     7.9%     20.875(b)   03/31/05   328,204    831,734

(a) Options were granted on January 26, 1995, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on January 26, 1995. These options became exercisable on July 26, 1995.

(b) Options were granted on March 31, 1995, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy Corporation common stock on the New York Stock Exchange Composite Transactions on
 March   31,   1995.   These  options  will  become   exercisable   on
 March 31, 1998.

(c) Calculation based on the market price of the underlying security over a ten-year period assuming annual compounding. The columns present  estimates  of potential values based on simple  mathematical assumptions. The actual value, if any, an executive officer may realize is dependent upon the market price on the date of option exercise.


Aggregated Option Exercises in 1995 and December 31, 1995 Option
Values

      The following table summarizes the number and value of options exercised during 1995, as well as the number and value of unexercised options, as of December 31, 1995, held by the executive officers named in the Summary Compensation Table above.

                                                      Number of Securities         Value of Unexercised
                                                 Underlying Unexercised Options    In-the-Money Options
                                                    as of December 31, 1995     as of December 31, 1995(b)
                     Shares Acquired    Value     --------------------------   ---------------------------
       Name            on Exercise   Realized(a)   Exercisable  Unexercisable    Exercisable  Unexercisable
    ----------        ------------   -----------   -----------   ------------    -----------  -------------
Edwin Lupberger              0          $     0       38,824        50,000         $58,750      $418,750
Donald C. Hintz              0                0       17,500        25,000          29,375       209,375
Jerry D. Jackson         5,000           21,817       14,411        25,000               0       209,375
Jerry L. Maulden             0                0       20,000        25,000          29,375       209,375
Gerald D. McInvale           0                0       10,000        25,000          14,688       209,375

(a) Based on the difference between the closing price of the Corporation's Common Stock on the New York Stock Exchange Composite Transactions on the exercise date of November 17, 1995, and the option exercise price.

(b) Based on the difference between the closing price of the Corporation's Common Stock on the New York Stock Exchange Composite Transactions on December 29, 1995, and the option exercise price.


Pension Plan Tables

Retirement Income Plan Table

Annual                              Years of Service
Covered        ---------------------------------------------------------
Compensation       15           20         25          30          35+
------------    --------     --------   --------    --------    --------
     $100,000   $22,500     $30,000     $37,500     $45,000     $52,500
      200,000    45,000      60,000      75,000      90,000     105,000
      300,000    67,500      90,000     112,500     135,000     157,500
      400,000    90,000     120,000     150,000     180,000     210,000
      500,000   112,500     150,000     187,500     225,000     262,500
      850,000   191,250     255,000     318,750     382,500     446,250

      The  Corporation has a Retirement Income Plan (a defined benefit plan)  that  provides a benefit for employees at retirement  from  the
Corporation based upon (1) generally, all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5% , multiplied by (3) the final average salary. Final average salary is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the named executive officers' annual compensation covered by the plan, as of December 31, 1995, is represented by the salary column in the Summary Compensation Table.

      The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, the Corporation has adopted a pension equalization plan. Under this plan, certain executives, including the named executive officers, would receive an amount equal to the benefit payable under the Retirement Income Plan, without regard to the limitations, less the amount actually payable under the Retirement Income Plan.

      The Retirement Income Plan was amended effective, February 1, 1991, to provide a minimum accrued benefit as of that date to any employee who was vested as of that date. For purposes of calculating such minimum accrued benefit, each eligible employee was deemed to have had an additional five years of service and age as of that date. The additional years of age did not count toward eligibility for early retirement, but served only to reduce the early retirement discount factor for those employees who were at least age 50 as of that date.

      The credited years of service under the Retirement Income Plan (without giving effect to the five additional years of service credited pursuant to the February 1, 1991 amendment as discussed above) as of December 31, 1995 for the following executive officer named in the Summary Compensation Table was: Mr. Maulden 30.

      The credited years of service under the Retirement Income Plan, as amended, as of December 31, 1995 for the following executive officers named in the Summary Compensation Table, as a result of entering into supplemental retirement agreements, were as follows:
Mr. Hintz 24; Mr. Jackson 16; Mr. Lupberger  32; and Mr. McInvale 23.

      In addition to the Retirement Income Plan discussed above, the Corporation has the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of the Corporation. The participant may receive from the Corporation a monthly benefit payment not in excess of .025 (under the SRP) or .0333 (under the PRP) times the participant's average basic annual salary (as defined in the plans) for a maximum of 120 months. Mr. Hintz has entered into an SRP participation contract, and all of the other executive officers named in the Summary Compensation Table (except for Mr. McInvale) have entered into PRP participation contracts. Current estimates indicate that the annual payments to a named executive officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan.


System Executive Retirement Plan Table (1)

<CAPTURE>
Annual                            Years of Service
Covered         -----------------------------------------------------
Compensation      10          15         20          25         30+
------------    -------    -------    --------    --------   --------
   $  200,000    $ 60,000   $ 90,000   $100,000    $110,000    $120,000
      300,000      90,000    135,000    150,000     165,000     180,000
      400,000     120,000    180,000    200,000     220,000     240,000
      500,000     150,000    225,000    250,000     275,000     300,000
      600,000     180,000    270,000    300,000     330,000     360,000
      700,000     210,000    315,000    350,000     385,000     420,000
    1,000,000     300,000    450,000    500,000     550,000     600,000

___________

(1) Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

      In 1993, the Corporation adopted the System Executive Retirement Plan (SERP). The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the executive officers named in the Summary Compensation Table. Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the executive retirement benefit plans discussed above. Covered pay under the SERP includes final annual base salary (see the Summary Compensation Table for the base salary covered by the SERP as of December 31, 1995) plus the Target Incentive Award (i.e., a percentage of final annual base salary) for the participant in effect at retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for the named executive officers (other than Mr. Jackson and Mr. McInvale) disclosed above in the Retirement Income Plan Table discussion. Mr. Jackson and Mr. McInvale have 22 years and 14 years, respectively, of credited service under this plan.

      The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. All SERP payments are guaranteed for ten years. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from the Corporation and from prior employers. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree that, without the specific consent of the Corporation, he may take no employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliate thereof. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with the Corporation, resignation of employment, or termination for cause.

                Appointment of Independent Accountants

       It is intended that, unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies hereby solicited in favor of the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1996. The firm of Coopers & Lybrand has acted for the Corporation in this capacity since 1994. The firm of Coopers & Lybrand had acted for the Corporation's operating subsidiary, GSU, in this capacity since 1933. The firm of Coopers & Lybrand does not have any relationship with the Corporation or any of its subsidiaries except that disclosed above.

     A representative of the firm of Coopers & Lybrand will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement, if such representative desires.

 Stockholder Proposal Concerning Discontinuance of Certain Stock Based
                             Compensation

      The Corporation has been advised that Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, a holder of 600 shares of the Corporation's Common Stock, proposes to submit the following resolution at the 1996 Annual Meeting of Shareholders:

     "That the Company discontinue use of all options, rights, SAR's, etc., after termination of existing agreements with management and Directors."

STATEMENT OF SECURITY HOLDER

      "REASONS: These increased benefits have failed to produce the claim that it holds and retains qualified personnel. Notice the increasing number of management persons who have simply left because of better corporate offers. We as shareowners are gradually undervalued with each issuance. Call a halt by voting Yes! Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administrative costs of distribution and record keeping. Executives and directors are compensated enough to buy stock on the open market, just as you and I, if we are so inclined. Again: Vote Yes."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Board believes it is in the best interest of the Corporation and its shareholders to link compensation to corporate performance and increases in shareholder value. The Corporation must have the ability to attract, retain, and motivate high quality directors, executives, and other employees through compensation plans that reward individuals in relation to the performance of the Corporation and its Common Stock. The Corporation's current Equity Ownership Plan, approved by the shareholders in 1992, was carefully developed under the auspices of the Personnel Committee (which is comprised exclusively of outside independent directors) to link rewards for achievement to the performance of corporate and individual goals designed to increase shareholder value.

      The Corporation currently grants no SAR's or rights to its directors or executives and currently grants stock options to certain executives and key management employees, but not to directors. The Board believes that stock options are an excellent performance based incentive that rewards executives, managers, and other employees when shareholder value increases. As such, options are an important feature of an overall compensation package that reinforces the common interests of shareholders and management in the vitality of the
Corporation. Additionally, almost all of the Corporation employees can benefit from an increase in the Corporation's Common Stock value by participation in the Corporation's Savings Plan and Employee Stock Investment Plan. The Personnel Committee and the Board must retain maximum flexibility concerning stock-based compensation with respect to directors, executives, and employees. This proposal would greatly limit the Personnel Committee's flexibility. The elimination of the stock based awards would reduce the link between compensation and common stock performance at a time when the Board is trying to link the two more closely.

     For the reasons stated above, the Board of Directors recommends a vote "AGAINST" this proposal.

      Approval of this shareholder proposal requires an affirmative vote of a majority of the votes cast. Unless they are marked to the contrary, proxies received will be voted AGAINST this proposal.

                Stockholder Proposals for 1997 Meeting

      Any eligible holder of shares of Common Stock of the Corporation intending to present a proposal in accordance with the rules of the SEC for consideration at the Annual Meeting of Stockholders of the Corporation to be held in 1997 and desiring that such proposal be considered for inclusion in the Corporation's proxy statement and proxy for that meeting is advised that such proposal must be received by the Corporation at its principal offices not later than November 29, 1996.

      Under the Bylaws of the Corporation, stockholders must give the Corporation advance notice of proposed nominees for director and of proposed business to be conducted at the meeting not less than 60 days nor more than 85 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made.
                            Other Business

      The Board of Directors does not intend to bring any business before the meeting other than the matters referred to in this Proxy Statement and is not aware of any other matters that may be brought before the meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their judgment on such matters.

By order of the Board of Directors,




/S/Edwin Lupberger
Edwin Lupberger
Chairman of the Board, President and Chief Executive Officer

Dated:  March 29, 1996